SHEP TECHNOLOGIES INC.
(A Development Stage Company)

CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in United States Dollars)

(Unaudited, Prepared by Management)

MARCH 31, 2004

______________________________________________________________________________________________________

NOTICE TO READER

These unaudited consolidated financial statements for the first financial quarter ended March 31, 2004 have not been reviewed by our auditors, Davidson & Company, Chartered Accountants. They have been prepared by SHEP Technologies Inc.'s management in conformity with accounting principles generally accepted in the United States, consistent with previous quarters and years. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements for the year ended December 31, 2003.

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SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Balance Sheets
(Expressed in United States Dollars)
(Unaudited, Prepared by Management)

	March 31, 2004 (Unaudited)	December 31, 2003

ASSETS
Current
Cash and cash equivalents	$ 60,029	$ 60,246
Other amounts receivable, net of allowance of $Nil (2003 - $Nil)	35,286	30,820
Inventory	118,037	101,897
Prepaid expenses	185,036	110,800

Total current assets	398,388	303,763

Funds held in trust	-	151,122
Equipment (note 4)	53,008	60,696

Total assets	$ 451,396	$ 515,581

LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities
Accounts payable and accrued liabilities	$ 788,272	$ 742,963
Accounts payable and accrued liabilities - related parties (note 8)	245,417	111,048
Loans payable (note 5)	100,000	100,000

Total current liabilities	1,133,689	954,011

Stockholders' deficiency
Capital stock (note 6)
Authorized
100,000,000 common shares, without par value
Issued
2 25,990,571 common shares (2003 - 24,768,956)	25,991	24,769
Additional paid-in capital	5,395,023	4,735,828
Cumulative translation adjustment	(30,834)	(44,682)
Deficit accumulated during the development stage	(6,072,473)	(5,154,345)

Total stockholders' deficiency	(682,293)	(438,430)

Total liabilities and stockholders' deficiency	$ 451,396	$ 515,581

Going Concern (note 2)
On behalf of the Board: "Malcolm P. Burke" Director	"Tracy A. Moore" Director

The accompanying notes are an integral part of these consolidated financial statements.

________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Operations
(Expressed in United States Dollars)
(Unaudited, Prepared by Management)
	Cumulative From Inception on January 6, 2000 to March 31, 2004	Three Months Ended
		March 31, 2004	March 31, 2003

Sales	$ 405,517	$ -	$ -

Cost of goods sold	185,093	-	-

Gross profit	220,424	-	-

Expenses
Depreciation and amortization	89,248	9,590	15,348
Intangible impairment loss	87,124	-	-
Research and development	1,400,398	353,320	-
Research and development - related parties	165,779	-	-
Selling, general and administrative - (note 9)	2,448,660	294,772	168,788
Selling, general and administrative-related parties (notes 7, 9)	1,981,952	145,306	120,877

	6,173,161	802,988	305,013

Loss before other income (expense)	(5,952,737)	(802,988)	(305,013)

Other income (expense)
Interest income	4,878	1,772	16
Interest expense (notes 5, 6)	(124,614)	(116,912)	(1,850)

	(119,736)	(115,140)	(1,834)

Loss for the period	(6,072,473)	(918,128)	(306,847)
Other comprehensive loss:
Foreign currency transaction adjustment	(30,834)	13,848	6,793
Comprehensive loss for the period	$ 6,103,307	$ (904,280)	$ (300,054)

Basic and diluted loss per share		$ (0.04)	$ (0.01)
Weighted average number of shares of common stock outstanding		24,795,805	21,675,495

The accompanying notes are an integral part of these consolidated financial statements.

________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficiency)
(Expressed in United States Dollars)

	Common Stock		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Total
	Number of Shares	Amount

Balance, January 6, 2000 (date of inception)	-	$ -	$ -	$ -	$ -	$ -

Common stock issued in January 2000 for cash at $0.1309 per share	4,000,000	4,000	519,532	-	-	523,532

Loss for the period	-	-	-	-	(323,760)	(323,760)

Balance, December 31, 2000	4,000,000	4,000	519,532	-	(323,760)	199,772

Cumulative translation adjustment	-	-	-	(5,618)	-	(5,618)

Loss for the year	-	-	-	-	(413,349)	(413,349)

Balance, December 31, 2001	4,000,000	4,000	519,532	(5,618)	(737,109)	(219,195)

Assumption of liabilities on acquisition of subsidiary	-	-	(325,267)	-	-	(325,267)

Forgiveness of debt	-	-	166,177	-	-	166,177

Common stock issued in August 2002 for settlement of debts at $0.0764 per share	6,600,000	6,600	497,691	-	-	504,291

Common stock issued in September 2002 on recapitalization	9,747,948	9,748	(131,983)	-	-	(122,235)

Common stock issued in October 2002 at a price of $0.75 per share	1,289,332	1,289	965,711	-	-	967,000

Issuance of stock options for consulting fees	-	-	86,000	-	-	86,000

Cumulative translation adjustment	-	-	-	(28,125)	-	(28,125)

Loss for the year	-	-	-	-	(1,125,506)	(1,125,506)

Balance, December 31, 2002	21,637,280	$ 21,637	$1,777,861	$(33,743)	$(1,862,615)	$(96,860)

- continued -
The accompanying notes are an integral part of these consolidated financial statements.

________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficiency)
(Expressed in United States Dollars)

	Common Stock		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Total
	Number of Shares	Amount

Balance, December 31, 2002	21,637,280	$ 21,637	$1,777,861	$ (33,743)	$(1,862,615)	$ (96,860)

Common stock issued in February 2003 for cash at $0.75 per share	245,667	246	170,187	-	-	170,433

Common stock issued in April 2003 for cash at $0.85 per share	588,235	588	434,412	-	-	435,000

Common stock issued in May 2003 for cash at $0.57 per share	438,597	439	217,061	-	-	217,500

Common stock issued in June 2003 as consideration for consulting services at $0.69 per share	50,000	50	34,450	-	-	34,500

Common stock issued in June 2003 for cash at $0.57 per share	614,036	614	304,386	-	-	305,000

Common stock issued in June 2003 on the exercise of warrants at $1.25 per share	133,333	133	166,533	-	-	166,666

Cashless exercise of stock options in June 2003	227,193	227	647,273	-	-	647,500

Common stock issued in July 2003 for cash at $1.30 per share	384,615	385	437,115	-	-	437,500

Common stock issued in September 2003 for cash at $1.00 per share	400,000	400	354,600	-	-	355,000

Common stock issued in December 2003 for settlement of debt at $0.60 per share	50,000	50	29,950	-	-	30,000

Issuance of stock options for consulting fees	-	-	162,000	-	-	162,000

Cumulative translation adjustment	-	-	-	(10,939)	-	(10,939)

Loss for the year	-	-	-	-	(3,291,730)	(3,291,730)

Balance, December 31, 2003	24,768,956	$24,769	$4,735,828	$ (44,682)	$(5,154,345)	$(438,430)

- continued -

The accompanying notes are an integral part of these consolidated financial statements.

________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Stockholders' Equity (Deficiency)
(Expressed in United States Dollars)
(Unaudited, Prepared by Management)

	Common Stock		Additional Paid-in Capital	Cumulative Translation Adjustment	Deficit Accumulated During the Development Stage	Total
	Number of Shares	Amount

Balance, December 31, 2003	24,768,956	$24,769	$4,735,828	$(44,682)	$(5,154,345)	$(438,430)

Issuance of 500,000 financing warrants in February 2004	-	-	142,000	-	-	142,000

Issuance of 100,000 finder's fee warrants in February 2004	-	-	39,800	-	-	39,800

Value attributable to the conversion feature of a convertible debenture issued in February 2004	-	-	164,000	-	-	164,000

Issuance of common stock on conversion of the convertible debenture in March 2004 at $0.41 per share	1,221,615	1,222	205,395	-	-	206,617

Issuance of stock options for consulting fees	-	-	-	-	-	108,000

Cumulative translation adjustment	-	-	-	13,848	-	13,848

Loss for the period	-	-	-	-	(918,128)	(918,128)

Balance, March 31, 2004	25,990,571	$25,991	$5,395,023	$(30,834)	$(6,072,473)	$(682,293)

The accompanying notes are an integral part of these consolidated financial statements.

________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Consolidated Statements of Cash Flows
(Expressed in United States Dollars)
(Unaudited, Prepared by Management)

	Cumulative Amounts From Inception on January 6, 2000 to March 31,	Three Months Ended March 31,	Three Months Ended March 31,
	2004	2004	2003
Cash flows from operating activities
Loss for the period	$ (6,072,473)	$ (918,128)	$ (306,847)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation	89,248	9,590	15,348
Intangible impairment loss	87,124	-	-
Inventory writedown	85,383	-	-
Cashless exercise of stock options	647,500	-	-
Consulting fees paid by issuance of stock options	356,000	108,000	-
Consulting fees paid by issuance of common stock	34,500	-	-
Interest paid by issuance of common stock	114,917	114,917	-

Changes in non-cash working capital items:
(Increase) decrease in other amounts receivables	(29,774)	(1,394)	(11,973)
(Increase) decrease in inventory	(185,086)	(13,446)	999
Increase in prepaid expenses	(176,684)	(71,743)	92,790
Increase in accounts payable and accrued liabilities	828,239	172,486	27,299

Net cash used in operating activities	(4,221,106)	(599,718)	(182,384)

Cash flows from investing activities
Funds held in trust	-	151,122	-
Acquisition of equipment	(121,027)	-	-
Acquisition of intangible assets	(80,321)	-	-

Net cash used in investing activities	(201,348)	151,122	-

Cash flows from financing activities
Capital stock issued for cash	2,660,631	-	184,250
Net proceeds on issuance of debt	437,500	437,500	-
Advances received from the Company prior to recapitalization	452,439	-	-
Loans payable	100,000	-	40,000
Amounts received from related parties	494,900	-	-
Cash acquired on recapitalization	382,586	-	-

Net cash provided by financing activities	4,528,056	437,500	224,250

Effect of exchange rate changes on cash and cash equivalents	(45,573)	10,879	22,933

Change in cash and cash equivalents for the period	60,029	(217)	64,799

Cash and cash equivalents, beginning of period	-	60,246	4,253

Cash and cash equivalents, end of period	$ 60,029	$ 60,029	$ 69,052

Cash paid during the period for:
Interest expense	$ -	$ -	$ -
Income taxes	$ -	$ -	$ -

Supplemental disclosure with respect to cash flows (note 12)

The accompanying notes are an integral part of these consolidated financial statements.

________________________________________________________________________________________________________________

SHEP TECHNOLOGIES INC.
(A Development Stage Company)

Notes to the Consolidated Financial Statements
(Expressed in United States Dollars)
For the Period Ended March 31, 2004
(Unaudited, Prepared by Management)
______________________________________________________________________________________________________

1.    Basis of Presentation

The accompanying unaudited consolidated financial statements do not include all information and footnote disclosures required for an annual set of financial statements under United States generally accepted accounting principles. In the opinion of management, all adjustments (consisting solely of normal recurring accruals) considered necessary for a fair presentation of the financial position, results of operations and cash flows as at March 31, 2004 and for all periods presented, have been included. Interim results for the three-month period ended March 31, 2004 are not necessarily indicative of the results that may be expected for the fiscal year as a whole.

The unaudited consolidated balance sheets, statements of operations and statements of cash flows include the accounts of the Company, a Yukon Territory corporation and its direct and indirect wholly-owned subsidiaries: SHEP Limited, an Isle of Man corporation; SHEP Technologies, Inc., a Delaware corporation; and SHEP Technologies (UK) Limited, an English corporation. These financial statements have been prepared in conformity with United States generally accepted accounting principles for interim financial information. The accounting principles used in these financial statements are those used in the preparation of the Company's audited financial statements for the year ended December 31, 2003.

These financial statements should be read in conjunction with the audited annual financial statements and notes thereto, as included in the Company's annual report for the fiscal year ended December 31, 2003. These consolidated financial statements also comply, in all material respects, with Canadian generally accepted accounting principles with respect to recognition, measurement and presentation.

2.    Going Concern

These consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America with the on-going assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business rather than through a process of forced liquidation. However, certain conditions noted below currently exist which raise substantial doubt about the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue as a going concern.

The operations of the Company have been funded primarily by the issuance of capital stock and debt. Continued operations of the Company are dependent on the Company's ability to complete additional equity financings or generate profitable operations in the future. Management's plan in this regard is to secure additional funds through future equity and debt financings. Such financings may not be available or may not be available on reasonable terms.

	March 31, 2004	December 31, 2003

Deficit accumulated during the development stage	$ (6,072,473)	$ 5,154,345)
Working capital (deficiency)	$ (735,301)	$ (650,248)

3.    Stock-based compensation

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value.

The Company has chosen to account for stock-based compensation for employees, directors and officers using Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Accordingly, compensation cost for relevant stock options issued in the period is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee is required to pay for the stock.

The Company accounts for stock-based compensation issued to non-employees in accordance with the provisions of SFAS 123 and the consensus in Emerging Issues Task Force No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or in Conjunction with Selling, Goods or Services".

The following table illustrates the effect on loss and loss per common share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based compensation for employee, directors and officers.

	From Inception on January 6, 2000 to	Three Months Ended
	March 31, 2004	March 31, 2004	March 31, 2003

Loss, as reported	$ (6,072,473)	$ (918,128)	$ (306,847)
Add:
Total stock-based employee compensation expense included in loss, as reported determined under APB 25, net of related tax effects	-	-	-
Deduct:
Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(1,004,000)	(130,000)	-

Pro-forma loss	$ 7,076,473	$ 1,048,128	$ (306,847)

Loss per common share, basic and diluted		$ (0.04)	$ (0.01)

Loss per common share, basic and diluted, pro-forma		$ (0.04)	$ (0.01)

4.    Equipment

	March 31, 2004			December 31, 2003
	Cost	Accumulated Depreciation	Net Book Value	Cost	Accumulated Depreciation	Net Book Value

Equipment	$ 146,856	$ 93,848	$ 53,008	$ 147,887	$ 87,191	$ 60,696

5.    Loans Payable

The loans payable at March 31, 2004 consist of a $60,000 loan and a $40,000 loan. The $60,000 loan bears interest at 8% per annum, is unsecured and was due on the earlier of January 31, 2004 or on the date the Company received debt or equity financing of at least $1,000,000, which amount has been received. The lender of the $60,000 loan has demanded repayment. The lender of the $40,000 loan has not executed final loan documents. The Company has accrued interest based on a draft loan agreement that provides for terms that are the same as for the $60,000 loan.

6.    Capital Stock

Common stock

The common stock of the Company is all of the same class, is voting and entitle stockholders to receive dividends. In the event of a liquidation, dissolution or winding up, the common stockholders are entitled, on a prorate basis to receive equal distributions of net assets and any dividends which may be declared.

In February 2004, the Company completed a convertible debenture financing and received gross proceeds of $500,000. The convertible debenture bore interest at 6% per year and could be converted to the Company's common stock at a 25% discount to market price, with a minimum conversion price of $0.30 per share of common stock and a maximum conversion price of $1.00 per share of common stock. As part of this financing, the Company also issued warrants to purchase 500,000 shares of common stock at $1.00 per share on or before February 12, 2006.

On March 29, 2004, the holder of the debenture elected to convert the debenture, resulting in the issuance of 1,212,121 shares of common stock and an interest charge of $3,917 which was paid through the issuance of a further 9,494 shares of common stock. The Company incurred $62,500 in share issuance costs associated with the offering and issued warrants to purchase 100,000 shares of common stock at $1.00 per share on or before February 12, 2006 as a finder's fee. The value of the 100,000 finder's fee warrants, calculated using the Black-Scholes method, was $39,800; the value of the 500,000 financing warrants, calculated using the Black-Scholes method, was $142,000; and the value associated with the beneficial conversion feature was $164,000. Accordingly, the aggregate cost associated with the financing was $408,300. Of this amount $111,000 was allocated to interest expense and the balance applied to accumulated paid-in capital as a stock issuance cost.

Warrants

A summary of share purchase warrant activity during three months ended March 31, 2004 and 2003 follows:
	2004		2003
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Warrants outstanding, beginning of the period	1,846,907	$ 1.28	644,666	$ 1.25
Issued	600,000	1.00	122,834	1.25
Exercised	-	-	-	-
Expired	(333,999)	1.25	-	-
Warrants outstanding, end of the period	2,112,908	$ 1.20	767,500	$ 1.25

A summary of share purchase warrants outstanding at March 31, 2004 follows:

Exercise Price	Number Outstanding	Expiration Date
$1.25	294,117	April 3, 2004 (now expired)
$1.50	192,307	July 15, 2004
$1.25	122,833	August 31, 2004
$1.25	200,000	September 8, 2004
$1.25	177,334	September 12, 2004
$1.25	219,299	May 23, 2005
$1.25	307,018	June 11, 2005
$1.00	600,000	February 12, 2006
	2,112,908

Stock Options

On October 8, 2002, the Company adopted a stock incentive plan (the "2002 Stock Plan") to provide incentives to employees, directors and consultants. At the Company's annual general meeting, held November 22, 2002, the Company's shareholders approved the 2002 Stock Plan which provides for the issuance of up to 2,200,000 options of common stock with the maximum term of ten years. The board of directors has the exclusive power over the granting of options and their vesting provisions.

	2004		2003
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Options outstanding, beginning of the period	1,525,000	$ 1.00	1,000,000	$ 1.00
Issued	100,000	0.75	-	-
Exercised	-	-	-	-
Forfeited	(400,000)	1.00	-	-
Options outstanding, end of the period	1,225,000	$ 0.98	1,000,000	$ 1.00
Weighted average fair value of options granted in the period		$ 0.75		$ -

A summary of stock options outstanding at March 31, 2004 is as follows:
	Outstanding Options			Exercisable Options
Exercise Price	Number	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$0.75	100,000	5.9 years	$0.75	100,000	$0.75
$1.00	1,125,000	4.8 years	$1.00	1,012,500	$1.00

The fair value of options granted to consultants and to non-elected directors of a subsidiary recognized during the current period was $108,000 (2002 - $Nil), which has been recorded as consulting fees in the consolidated statement of operations.

The Company uses the Black-Scholes option-pricing model to compute estimated fair value, and employed the following assumptions during the current period:
Risk-free interest rate Dividend yield rate Price volatility Weighted average expected life of options	4.9% - % 115.9% 6 years

7.    Related Party Transactions

The Company's consolidated results of operations for the last three years include paid or accrued expenses, to persons or companies with which related parties have an interest, as summarized below:
For the three months ended March 31, 2004:
	Fees	Rent	Total
Balco Holdings Inc.	$ 11,391	$ -	$ 11,391
Marshalsea Hydraulics Ltd.	47,285	-	47,285
MCSI Consulting Services Inc.	50,701	-	50,701
Primary Ventures Corp.	29,250	6,679	35,929
Total	$ 138,627	$ 6,679	$ 145,306

For the three months ended March 31, 2003:
	Fees	Rent	Total
Balco Holdings Inc.	$ 6,043	$ -	$ 6,043
Ifield Technologies	34,755	-	34,755
Marshalsea Hydraulics Ltd.	15,000	-	15,000
MCSI Consulting Services Inc.	33,826	-	33,826
Primary Ventures Corp.	-	8,753	8,753
SOPO Investments	22,500	-	22,500
Total	$ 112,124	$ 8,753	$ 120,877

Fees include management fees, consulting fees and office and general expenses.

These transactions are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

  Balco Holdings Inc. is a management services company owned by a director of the Company.

  Ifield Technologies is an engineering services company owned by a director of the Company.

  Marshalsea Hydraulics Ltd. is a pump manufacturing company in which a director and an officer of the Company hold an equity interest.

  MCSI Consulting Services Inc. is a corporate finance consulting company owned by a director and an officer of the Company.

  Primary Ventures Corp. and SOPO Investments are companies owned by an individual who is a director and officer of the Company.

Related party transactions, in accordance to US CAAP, do not include amounts paid directly to directors or officers.

8.    Accounts payable - related parties
	March 31, 2004	December 31, 2003

Marshalsea Hydraulics Limited	$ 76,410	$ 24,501
Ifield Technology Ltd.	60,798	59,189
Balco Holdings Inc.	8,183	4,013
MCSI Consulting Services Inc.	61,530	14,170
Primary Ventures Corp.	38,496	9,175
	$ 245,417	$ 111,048

9.    Selling, General and Administrative

	Cumulative Amounts From Inception on January 6, 2000	Three Months Ended
	to March 31, 2004	March 31, 2004	March 31, 2003

Advertising and promotion	$ 51,202	$ -	$ 4,803
Business development	74,427	14,200	-
Consulting	850,933	181,296	54,137
Foreign exchange loss	57,335	24,648	-
Investor relations	358,913	16,075	98,649
Listing, filing and transfer agent fees	19,479	2,220	-
Inventory writedown	85,383	-	-
Management fees	830,747	76,275	72,619
Office and general	221,337	20,586	12,128
Professional fees	461,587	56,320	8,138
Rent	72,927	5,437	-
Salaries and benefits	353,600	33,457	24,075
Stock-based compensation	647,500	-	-
Travel and related	345,242	9,564	15,116
Total selling general and
administrative expenses	$ 4,430,612	$ 440,078	$ 289,665

Financial Statement Presentation:
	Cumulative Amounts From Inception on January 6, 2000	Three Months Ended
	to March 31, 2004	March 31, 2004	March 31, 2003

Incurred with non-related parties	$ 2,448,660	$ 294,772	$ 168,788
Incurred with related parties	1,981,952	145,306	120,877
Total selling general and
administrative expenses	$ 4,430,612	$ 440,078	$ 289,665

10.    COMMITTMENT

The Company has entered into a product development agreement that calls for the payment of approximately $1,470,000 over the balance of 2004.

11.    SEGMENT INFORMATION

The Company operates in one business segment being the development of stored hydraulic energy propulsion technology. The Company's operations are conducted primarily in three geographic segments being the United Kingdom ("UK"), the United States of America ("USA") and Canada. No sales were generated during the three months ended March 31, 2004 or in the comparative period.
	Three Months Ended
	March 31, 2004	March 31, 2003
Depreciation
Canada	$ 403	$ -
UK	6,595	15,348
USA	2,592	-
	$ 9,590	$ 15,348
Income (loss)
Canada	$(322,349)	$ (233,611)
UK	(586,391)	(72,737)
USA	(9,388)	(499)
	$ (918,128)	$ (306,847)
Total assets
Canada	$ 49,714	$ 63,758
UK	399,000	363,738
USA	2,682	9,632
	$ 451,396	$ 437,128

12.    SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

The Company's significant non-cash transactions for the period ended March 31, 2004 were:

  The Company issued warrants to purchase 500,000 shares of common stock in conjunction with a convertible debenture. The estimated value of these warrants was $142,000.
  The Company issued warrants to purchase 100,000 shares of common stock as a finder's fee. The estimated value of these warrants was $39,800.
  The Company issued a convertible debenture that included a provision to convert to common stock at a discount to the recent trading price. The estimated value of this conversion feature was $164,000.

13.    SUBSEQUENT EVENT

In May 2004, the Company signed a letter of intent to acquire Marshalsea Hydraulics Ltd. ("Marshalsea") of Taunton, England, for a purchase price of GBP1,300,000 (approximately $2,400,000). Marshalsea is a designer and manufacturer of specialized fluid power systems, pumps, valves and related equipment. The transaction is subject to due diligence, completion of a definitive agreement, financing of the purchase price and other customary conditions. The transaction is expected to close on or before October 31, 2004.